QuickLinks -- Click here to rapidly navigate through this document

Exhibit 16.1

GHP Horwath	GHP Horwath, P.C. 1670 Broadway, Suite 3000 Denver, Colorado 80202 303.831.5000 303.831.5032 Fax www.GHPHorwath.com

August 17, 2006

Securities and Exchange Commission
100 F Street, N.E.
Washington, D.C. 20549

RE:
Globalstar, Inc.

Commissioners:

We have read the statements made by Globalstar, Inc. (formerly known as Globalstar LLC) included in the section titled: "Changes in and Disagreements with Accountants on Accounting and Financial Disclosures" included in Form S-1 dated July 17, 2006. We agree with the statements concerning our firm in that section of Form S-1. We have no basis to agree or disagree with other statements made in that section of Form S-1.

Very truly yours,

/s/ GHP HORWATH, P.C.
GHP HORWATH, P.C.

QuickLinks

  Exhibit 16.1